Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933	NEWS RELEASE

Solera National Bancorp Earnings Increase 16% to $281,000, or $0.11 per share in 2012

Fourth Quarter Net Income Up 52% Over Third Quarter

LAKEWOOD, CO — January 28, 2013 — Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, reported today earnings increased 16% to $281,000, or $0.11 per share in 2012 compared to $242,000, or $0.09 per share in 2011.  Growing loan demand generated a 7% year-over-year increase in loans and contributed to profitability in 2012.  Net income for the fourth quarter of 2012 was $113,000, or $0.04 per share, compared to $74,000, or $0.03 per share in the preceding quarter and $166,000, or $0.07 per share in the fourth quarter a year ago.

“We ended the year with a significant expansion into the residential mortgage market and are excited about this new investment in our franchise.  Our existing commercial lending business produced steady earnings throughout 2012, and we believe there will be opportunities to leverage our existing capabilities with the new lines we are adding,” said Douglas Crichfield, President and Chief Executive Officer.

“In 2012, we posted our third consecutive year of profitability; more than double what we earned in 2010 and up 16% from 2011,” Crichfield continued.  “We have excellent credit quality, ending the year with our non-performing loans to gross loans at only 0.02%, down from 1.10% at the end of 2011.”

Financial Highlights (at or for the period ended December 31, 2012)

•                       Net income increased 16% to $281,000 in 2012 from $242,000 in 2011.

•                       Solera earned $0.04 per share in the fourth quarter of 2012, compared to $0.03 per share in the preceding quarter and $0.07 per share in the fourth quarter a year ago.

•                       Gross loans increased 7%, or $4.0 million, to $59.6 million from year-end 2011.

•                       Total deposits increased 5% during 2012, ending at $124.7 million.

•                       The Bank’s capital ratios continue to significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 19.3%

•                       Tangible book value, excluding unrealized gains on securities, improved to $7.39 per share up from $7.26 per share a year earlier.

“The New Year brings new momentum for Metro Denver’s economy, and Metro Denver’s employment position continues to improve.  Employment in Metro Denver rose 0.4% in November and 5,200 jobs were added since October.  Home resale activity in Metro Denver increased 20.3% over-the-year in November.  The year-to-date total shows an even stronger increasing trend, as home sales closed rose 18.4% compared to the same period in 2011,” according to data compiled by the Metro Denver Economic Development Corporation in its Monthly Economic Summary for January 2013.

“These statistics bode well for our new residential mortgage division.  In just a few weeks, we have successfully assimilated the addition of the five mortgage loan production offices.  Kathleen Stout joined our executive team to lead the new division, and we added 50 talented mortgage professionals with extensive experience in residential lending and deep ties to our community,” commented Crichfield.  “We are off to a good start with over 100 loans already in the pipeline.  We will sell these loans on the secondary market to limit our exposure to interest rate swings and to generate fee income.”

“We believe we are entering the mortgage business at an opportune time, with interest rates near record lows and an improving economy.  We expect the division to be profitable this year, as production builds, although there will be additional start-up costs to absorb in the first quarter of 2013.  At the same time, we continue to focus on expanding our SBA lending program for the growing small businesses in our diverse community,” Crichfield added.

Balance Sheet and Credit Quality

Solera’s total assets increased 6% to $153.9 million at December 31, 2012, from $145.4 million a year ago.  Total assets were $154.7 million at September 30, 2012.

Gross loans totaled $59.6 million at the end of the fourth quarter 2012, compared to $61.7 million at the end of the third quarter.  The $2.1 million decline was primarily due to the sale of the guaranteed portion of four SBA 7(a) notes totaling $2.0 million in principal, which generated gains of $124,000.  Loan originations for the fourth quarter totaled approximately $4.8 million, while payoffs totaled approximately $5.5 million.  Solera’s loan portfolio was well-diversified at the end of 2012, with owner-occupied commercial real estate loans representing 23% of the portfolio, investor-owned commercial real estate loans at 41% of the loan portfolio, commercial and industrial loans representing 16%, residential real estate loans 18% and construction and consumer loans totaling 2% of the loan portfolio.  Commercial real estate concentrations are substantially below regulatory guidance.

The investment securities portfolio totaled $84.7 million at December 31, 2012, up 2% from $83.2 million at December 31, 2011.    “We anticipate that the investment portfolio will decline throughout 2013 to help fund a growing residential mortgage portfolio as well as forecasted growth in the commercial loan portfolio as we continue to see loan demand build,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.

Solera increased its total deposits 5% to $124.7 million at December 31, 2012, from $119.0 million a year ago.  Core deposits, which exclude certificates of deposits, accounted for 54% of total deposits at the end of 2012.

Non-performing assets, which consist primarily of other real estate owned, were 1.16% of total assets at December 31, 2012, appreciably down from 1.64% of total assets a year ago.  Non-performing loans were 0.02% of gross loans at December 31, 2012, compared to 1.10% of gross loans at the end of 2011.  The allowance for loan and lease losses at December 31, 2012 was $1.1 million, unchanged compared to December 31, 2011.  Due to growth in the loan portfolio during 2012, the allowance for loan and lease losses at December 31, 2012 represented 1.78% of total loans, down from 1.92% at December 31, 2011.

Stockholders’ equity was $19.9 million and tangible book value, excluding unrealized gains on securities, was $7.39 per share at December 31, 2012.  Solera’s tangible common equity, excluding unrealized gains on securities, was 12.3% of tangible assets at the end of the fourth quarter of 2012.

Review of Operations

Net interest income, after the provision for loan and lease losses, increased 9% to $1.0 million in the fourth quarter of 2012, from $920,000 in the fourth quarter of 2011.  For the full year, net interest income, after the provision for loan and lease losses, increased 2% to $4.1 million compared to $4.0 million in 2011.

Total noninterest income for the year grew 14% to over $1.0 million compared to $920,000 in 2011, due primarily to the gains from the sale of SBA loans and the increase in cash surrender value on bank-owned life insurance acquired during the first quarter of 2012.  Fourth quarter noninterest income was $351,000, compared to $329,000 for the third quarter of 2012, and $332,000 in the fourth quarter a year ago.

In the fourth quarter of 2012, gains on the sale of loans contributed $124,000 and net gains on sale of securities contributed $161,000 to noninterest income.  For the full year, loan sales added $149,000 to noninterest income and net securities gains contributed $730,000.

“We did not find it necessary to provision for loan and lease losses throughout 2012,” noted Fenton.  “Asset quality remains strong and stable.  We believe we are appropriately reserved with an allowance for loan and lease losses of $1.1 million, which represents 1.78% of gross loans.”  By comparison, the provision for loan and lease loss in 2011 totaled $155,000.

The net interest margin (NIM) expanded 3 basis points to 2.69% for the fourth quarter of 2012, compared to 2.66% for the fourth quarter of 2011, but contracted from 2.83% in the third quarter of 2012.  For the 2012 year, the NIM was 2.79%, compared to 3.03% in 2011.  The NIM compression during the year was primarily due to lower yields from the investment portfolio as a result of reinvesting principal payments at near historically low interest rates.  The yield on investments fell 74 basis points to 2.37% while the yield on loans declined 16 basis points to 5.61%.

Noninterest expense declined 6% to $1.2 million in the fourth quarter compared to the preceding quarter, but increased 14% compared to the fourth quarter a year ago.  “Start-up expenses for the new residential mortgage division added approximately $144,000 in the fourth quarter 2012, compared to the fourth quarter 2011, which accounted for nearly all of the increase.  For the full year of 2012, start-up expenses for the division were approximately $223,000.  We expect this division to become accretive to earnings beginning in the second quarter and contribute significantly to 2013 results,” commented Fenton.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007.  Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market.  It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities.  The Bank is also actively involved in the community in which it serves.  For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings.  The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability.  We undertake no obligation to update or revise any forward-looking statement.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	12/31/12	9/30/12	12/31/11
ASSETS
Cash and due from banks	$1,038	$869	$1,445
Federal funds sold	1,700	1,075	355
Interest-bearing deposits with banks	257	357	1,357
Investment securities, available-for-sale	84,710	84,921	83,195
FHLB and Federal Reserve Bank stocks, at cost	1,189	1,175	1,134
Gross loans	59,632	61,664	55,645
Net deferred (fees)/expenses	175	215	(77)
Allowance for loan and lease losses	(1,063)	(1,033)	(1,067)
Net loans	58,744	60,846	54,501
Loans held for sale	180	—	—
Premises and equipment, net	998	530	599
Other real estate owned	1,776	1,776	1,776
Accrued interest receivable	707	707	584
Bank-owned life insurance	2,067	2,047	—
Other assets	531	419	420
TOTAL ASSETS	$153,897	$154,722	$145,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$3,387	$2,958	$3,550
Interest-bearing demand deposits	8,218	8,299	9,355
Savings and money market deposits	55,358	56,519	58,854
Time deposits	57,769	57,694	47,225
TOTAL DEPOSITS	124,732	125,470	118,984

Securities sold under agreements to repurchase and federal funds purchased	54	254	253
Accrued interest payable	56	74	56
FHLB borrowings	8,500	8,500	6,500
Accounts payable and other liabilities	614	456	534
TOTAL LIABILITIES	133,956	134,754	126,327

Common stock	26	26	26
Additional paid-in capital	26,206	26,184	26,146
Accumulated deficit	(7,359)	(7,472)	(7,640)
Accumulated other comprehensive income	1,068	1,230	507
TOTAL STOCKHOLDERS’ EQUITY	19,941	19,968	19,039
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$153,897	$154,722	$145,366

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

				For the
	For the Three Months Ended:			Twelve Months Ended:
($000s, except per share data)	12/31/12	9/30/12	12/31/11	12/31/12	12/31/11
Interest and dividend income
Interest and fees on loans	$835	$862	$788	$3,272	$3,300
Investment securities	465	505	510	2,013	2,407
Dividends on bank stocks	11	11	10	40	35
Other	3	3	2	10	7
Total interest income	1,314	1,381	1,310	5,335	5,749

Interest expense
Deposits	277	285	323	1,140	1,389
FHLB borrowings	33	34	40	131	197
Other borrowings	1	1	2	5	11
Total interest expense	311	320	365	1,276	1,597
Net interest income	1,003	1,061	945	4,059	4,152
Provision for loan and lease losses	—	—	25	—	155
Net interest income after provision for loan and lease losses	1,003	1,061	920	4,059	3,997

Noninterest income
Customer service and other fees	19	20	16	73	68
Other income	47	20	1	96	6
Gain on loans sold	124	—	—	149	—
(Loss) on sale of other real estate owned	—	—	—	—	(25)
Gain on sale of available-for-sale securities	161	289	315	730	871
Total noninterest income	351	329	332	1,048	920

Noninterest expense
Salaries and employee benefits	727	635	559	2,516	2,489
Occupancy	113	120	130	480	525
Professional fees	106	123	81	451	436
Other general and administrative	295	438	316	1,379	1,225
Total noninterest expense	1,241	1,316	1,086	4,826	4,675

Net income	$113	$74	$166	$281	$242

Earnings per share	$0.04	$0.03	$0.07	$0.11	$0.09
Tangible book value per share	$7.39	$7.34	$7.26	$7.39	$7.26
Net interest margin	2.69%	2.83%	2.66%	2.79%	3.03%

Asset Quality:
Non-performing loans to gross loans	0.02%	0.02%	1.10%	0.02%	1.10%
Non-performing assets to total assets	1.16%	1.16%	1.64%	1.16%	1.64%
Allowance for loan losses to gross loans	1.78%	1.68%	1.92%	1.78%	1.92%
Allowance for loan losses to non-performing loans	NM*	NM*	174.92%	NM*	174.92%
Other real estate owned	$1,776	$1,776	$1,776	$1,776	$1,776

* Not meaningful due to the insignificant amount of non-performing loans.

Select Financial Ratios:
Tier 1 leverage ratio (1)	10.8%	10.6%	11.2%	10.8%	11.2%
Tier 1 risk-based capital ratio (1)	18.1%	17.9%	19.2%	18.1%	19.2%
Total risk-based capital ratio (1)	19.3%	19.1%	20.5%	19.3%	20.5%

(1) Solera National Bank only